Claymore Exchange-Traded Fund Trust 2
2455 Corporate West Drive
Lisle, Illinois 60532

September 9, 2011

Securities and Exchange Commission
Judiciary Plaza
100 F Street, NE
Washington, D.C.  20549
Attention: Kimberly A. Browning, Division of Investment Management

Re:	Claymore Exchange-Traded Fund Trust 2
(File Nos. 333-135105, 811-21910)

Dear Ms. Browning:

In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), Claymore Exchange-Traded Fund Trust 2 (the “Company”) hereby requests that the effectiveness for Post-Effective Amendment Number 98 to the above-referenced Registration Statement on Form N-1A be accelerated to 11:00 a.m., New York time, on September 16, 2011, or as soon thereafter as practicable.  The Company hereby confirms that it is aware of its obligations under the Securities Act and the Securities Exchange Act of 1934, as amended.

Very truly yours,

By:           /s/ Elizabeth H. Hudson
Name:           Elizabeth H. Hudson
Title:             Secretary

Guggenheim Funds Distributors, Inc.
2455 Corporate West Drive
Lisle, Illinois 60532

September 9, 2011

Securities and Exchange Commission
Judiciary Plaza
100 F Street, NE
Washington, D.C.  20549
Attention: Kimberly A. Browning, Division of Investment Management

Re:	Claymore Exchange-Traded Fund Trust 2
(File Nos. 333-135105, 811-21910)

Dear Ms. Browning:

In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), Guggenheim Funds Distributors, Inc. (“Guggenheim”), in its capacity as distributor of the shares of Claymore Exchange-Traded Fund Trust 2 (the “Company”), hereby joins in the request of the Company that the effectiveness for the Company’s Post-Effective Amendment Number 98 to the above-referenced Registration Statement on Form N-1A be accelerated to 11:00 a.m., New York time, on September 16, 2011, or as soon thereafter as practicable.  Guggenheim hereby confirms that it is aware of its obligations under the Securities Act and the Securities Exchange Act of 1934, as amended.

Very truly yours,

By:           /s/ William H. Belden III
Name:            William H. Belden III
Title:              Managing Director